Exhibit 99.1
Encore Acquisition Company Announces 2005 Results; 26% Increase in Net Income; 70% Increase in Cash Flow from Operations
FORT WORTH, Texas — (BUSINESS WIRE) — February 16, 2006
Encore Acquisition Company (NYSE:EAC) today reported unaudited fourth quarter and full year 2005 results.
(in millions except per share, daily production, and price per BOE amounts; earnings per share and weighted average diluted shares outstanding have been restated for a three-for-two stock split in July 2005)

	Year Ended December 31,
	2005	2004	Increase
Net income	$103.4	$82.1	26%
Diluted earnings per share	$2.09	$1.72	22%
Revenues	$457.3	$298.5	53%
Cash flow from operations	$292.3	$171.8	70%
Total oil and gas related capital	$574.4	$428.1	34%
Average combined price ($/BOE)	$44.05	$33.07	33%
Daily production volumes (BOE)	28,442	24,665	15%
Diluted shares outstanding	49.5	47.7	4%
Net income for the full year of 2005 increased to $103.4 million, or $2.09 per diluted share, on revenues of $457.3 million. This compares to full year 2004 net income of $82.1 million, or $1.72 per diluted share, on revenues of $298.5 million. Net income for the year ended December 31, 2005 included a one-time loss on early redemption of debt of $19.5 million ($0.25 per diluted share) relating to the Company’s debt refinancing and issuance of $300 million of 6.0% Senior Subordinated Notes due 2015. For 2005, cash flow from operations increased 70% to $292.3 million from the $171.8 million in operating cash flow generated in 2004.
Total production volumes for 2005 increased 15% to 10.4 million barrels of oil equivalent (MMBOE) or 28,442 BOE per day, compared with 2004 production of 9.0 MMBOE or 24,665 BOE per day. The rise in production volumes was attributable to continued organic growth through waterflood, tertiary and conventional drilling projects, as well as through strategic acquisitions in existing core areas. Oil represented 66% and 74% of the Company’s total production volumes in 2005 and 2004, respectively. Encore’s realized commodity prices, including the effects of hedging, averaged $44.82 per barrel and $7.09 per Mcf during 2005, increases of 36% and 28%, respectively, from the prior year. On a combined basis, including the effects of hedging, prices increased 33% during 2005 to $44.05 per BOE from $33.07 per BOE in 2004.
Net income for the fourth quarter of 2005 was $37.1 million, or $0.75 per diluted share, on revenues of $138.5 million. The Company’s comparative fourth quarter 2004 net income was $26.2 million, or $0.53 per diluted share, on revenues of $89.9 million. Cash provided by operating activities for the fourth quarter 2005 was $88.1 million, a 97% increase from the $44.7 million reported for the same period last year.
Fourth quarter 2005 production averaged 30,654 BOE per day, a 17% increase from 26,096 BOE per day for the same period in 2004. Encore’s realized commodity prices, including the effects of hedging, averaged $47.90 per barrel and $8.53 per Mcf during the fourth quarter of 2005, increases of 29% and 35%, respectively, from the same period of 2004. On a combined basis, including the effects of hedging, prices increased 31% during the fourth quarter of 2005 to $49.09 per BOE from $37.43 per BOE in the same period in 2004.
Year-End Reserves
As previously announced, the Company’s independent petroleum engineers, Miller and Lents, Ltd., estimated proved oil and gas reserves increased by 13% to 196 MMBOE as of December 31, 2005. During 2005, Encore replaced 318% of the 10.4 million BOE it produced in 2005. At December 31, 2005, oil reserves accounted for 76%

of total proved reserves, and 71% of proved reserves were developed. Based on fourth quarter 2005 production of 30,654 BOE per day, Encore’s ratio of reserves to production is approximately 17 years for total proved reserves and 12 years for proved developed reserves.
Operations Update
Encore finished 2005 with total oil and natural gas related capital expenditures of $574.4 million. Encore invested $247.9 million in property acquisitions for 2005, primarily for the Crusader, Headington, and Kerr-McGee properties. The Company invested $326.5 million in its development, exploitation, and exploration programs, drilling 327 gross (210.6 net) wells.
Liquidity Update
At December 31, 2005, long-term debt, net of discount, was $673.2 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $80 million of bank debt under the existing credit facility. On December 29, 2005, the borrowing base under the Company’s existing credit facility was increased from $450 million to $550 million to reflect the added reserves associated with the acquisitions completed in the second half of 2005.
2006 Outlook
Encore’s Board of Directors has approved a $320 million capital budget for 2006 (exclusive of acquisitions). For the full year of 2006, production is expected to increase 13% to 16% from 2005 levels. Production, ad valorem, and severance taxes are anticipated to remain at approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $8.65 per BOE. General and administrative expenses are expected to average approximately $1.95 per BOE. Depletion, depreciation, and amortization during 2006 should be approximately $10.10 per BOE. Income tax expense is expected to be at an effective rate of 34% with approximately 100% deferred. Effective January 1, 2006, lease operations and general and administrative expenses are presented consistent with SFAS 123R, which requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Accordingly, lease operations expense and general and administrative expense are each expected to be approximately $0.25 per BOE higher than they would have otherwise been presented prior to the adoption of SFAS 123R.
For the first quarter of 2006, production is expected to average 31,000 BOE per day. Production, ad valorem, and severance taxes are anticipated to remain at approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $8.65 per BOE. General and administrative expenses are expected to average approximately $1.95 per BOE. Depletion, depreciation, and amortization should be approximately $9.65 per BOE. Income tax expense is expected to be at an effective rate of 34% with approximately 100% deferred. We expect to invest approximately $73 million of our capital budget in the first quarter of 2006.
Crude oil differentials are expected to widen in the first quarter of 2006 versus the fourth quarter of 2005 in the Rocky Mountain area, thus adversely affecting the Company’s wellhead price received in the Cedar Creek Anticline (“CCA”). The differential between the Company’s wellhead price received and the benchmark NYMEX price for crude oil at Cushing, Oklahoma has gradually widened as purchasers adjust to production increases from competing Canadian and Rocky Mountain producers and will be further impacted by a particularly active turnaround season on the part of Rockies area refiners.
Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Friday, February 17, 2006 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com

Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 5078604. The replay will be available through February 24, 2006. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of the Encore’s capital expenditures; expected production; anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expense, depletion, depreciation and amortization expense, and income tax expense; expected effective tax rates; expected differentials to benchmark prices; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; widening differentials to benchmark prices for Encore’s oil and natural gas (including, without limitation, widening oil differentials resulting from Canadian and Rocky Mountain production increases and refinery turnarounds); uncertainties relating to hedging arrangements (including the costs associated therewith and the potential impact of mark-to-market accounting); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Consolidated Statements of Operations:	(unaudited)
Revenues:
Oil	$85,705	$62,757	$307,959	$220,649
Natural gas	52,749	27,111	149,365	77,884

Total revenues	138,454	89,868	457,324	298,533

Operating expenses:
Production -
Lease operations	19,894	13,390	68,395	47,142
Production, ad valorem, and severance taxes	14,176	9,196	45,601	30,313
Depletion, depreciation, and amortization	25,684	15,260	85,627	48,522
Exploration	3,201	1,748	14,402	3,907
G&A (excluding non-cash stock based compensation)	3,460	3,366	14,696	10,982
Non-cash stock based compensation	639	357	3,962	1,770
Derivative fair value (gain) loss	(423)	1,587	5,290	5,011
Loss on early redemption of debt	—	—	19,477
Other operating	3,663	1,566	9,485	5,028

Total operating expenses	70,294	46,470	266,935	152,675

Operating income	68,160	43,398	190,389	145,858
Interest and other	(10,074)	(6,693)	(33,016)	(23,219)

Income before income taxes	58,086	36,705	157,373	122,639
Current income tax benefit (provision)	606	1,133	2,084	(1,913)
Deferred income tax provision	(21,573)	(11,598)	(56,032)	(38,579)

Net income	$37,119	$26,240	$103,425	$82,147

Net income per common share:
Basic	$0.76	$0.54	$2.12	$1.74
Diluted	0.75	0.53	2.09	1.72

Weighted average common shares outstanding:
Basic	48,754	48,515	48,682	47,090
Diluted	49,647	49,277	49,522	47,738

	Year Ended
	December 31,
	2005	2004
Condensed Consolidated Statements of Cash Flows:
Net income	$103,425	$82,147
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	190,705	105,133
Changes in operating assets and liabilities	(1,861)	(15,459)

Net cash provided by operating activities	292,269	171,821

Cash used in investing activities	(573,560)	(433,470)

Financing activities:
Net proceeds from issuance of common stock	—	52,929
Net proceeds from long-term debt	277,594	195,192
Other	4,248	14,200

Net cash provided by financing activities	281,842	262,321

Increase in cash and cash equivalents	551	672
Cash and cash equivalents, beginning of period	1,103	431

Cash and cash equivalents, end of period	$1,654	$1,103

	December 31,	December 31,
	2005	2004
Condensed Balance Sheets:
Total assets	$1,705,705	$1,123,400

Liabilities	$485,735	$270,825
Long-term debt	673,189	379,000
Stockholders’ equity	546,781	473,575

Total liabilities and stockholders’ equity	$1,705,705	$1,123,400

Working capital (a)	$(56,838)	$(15,566)

(a) Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,789	1,685	6,871	6,679
Natural gas (MMcf)	6,186	4,293	21,059	14,089
Combined (MBOE)	2,820	2,401	10,381	9,027

Daily production:
Oil (Bbls/d)	19,448	18,320	18,826	18,249
Natural gas (Mcf/d)	67,235	46,660	57,696	38,493
Combined (BOE/d)	30,654	26,096	28,442	24,665

Average prices:
Oil ( per Bbl)	$47.90	$37.24	$44.82	$33.04
Natural gas (per Mcf)	8.53	6.32	7.09	5.53
Combined (per BOE)	49.09	37.43	44.05	33.07

Average costs per BOE:
Lease operations expense	$7.05	$5.58	$6.59	$5.22
Production, ad valorem, and severance taxes	5.03	3.83	4.39	3.36
DD&A	9.11	6.36	8.25	5.38
G&A (excluding non-cash stock based compensation)	1.23	1.40	1.42	1.22

Encore Acquisition Company
Derivative Summary as of December 31, 2005
Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
1st Half 2006	13,500	$44.07	1,000	$29.88	3,000	$37.27
2nd Half 2006	13,000	45.00	1,000	29.88	3,000	37.27
2007	8,000	53.75	—	—	3,000	36.75
2008	—	—	—	—	1,000	58.59
Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2006	32,500	$6.17	5,000	$5.68	12,500	$5.02
2007	22,500	6.96	—	—	10,000	4.99